Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference of our report dated May 13, 2022 on the financial statements of Lubbock Energy Partners LLC as of and for the years ended December 31, 2021 and 2020 in U.S. Energy Corp.’s Registration Statements on Form S-3 (No. 333-248906), Form S-1 (Nos. 333-249738 and 333-220363) and Form S-8 (Nos. 333-108979, 333-166638, 333-180735, 333-183911 and 333-261600), appearing in Form 8-K of U.S. Energy Corp., dated June 10, 2022.

/s/ Plante & Moran, PLLC
Denver, Colorado
June 10, 2022